                                                                 Exhibit 99.1
                                           Tier Technologies, Inc.
10780 Parkridge Blvd., Suite 400
Reston, VA  20191

CONTACT:
David E. Fountain, Chief Financial Officer
dfountain@tier.com
(571) 382-1361

Tier Reports Fiscal 2007 Third Quarter Results

RESTON, Va., August 9, 2007 – Tier Technologies, Inc. (Nasdaq: TIER) today announced results for its fiscal 2007 third quarter ended June 30, 2007.

Revenues for the fiscal 2007 third quarter were $57.7 million, an increase of 2% as compared to $56.3 million in the fiscal 2006 third quarter.  Net loss was $5.7 million compared to a net loss of $1.6 million in the same period last year.  Fully diluted loss per share was $0.29 as compared to fully diluted loss per share of $0.08 in the same period last year.

The fiscal 2007 third quarter included a non-cash charge of $8.6 million to record an impairment of goodwill and assets held-for-sale.  The fiscal 2007 third quarter also included a non-cash benefit of $0.5 million recorded in the Company’s Consolidated Statements of Operations as “Income from discontinued operations” related to the liquidation of our Australian operations, which we disposed of in fiscal 2002.

As of June 30, 2007, Tier had $68.7 million in cash and cash equivalents, and investments in marketable securities, and $18.4 million in restricted investments.  Tier generated $8.4 million of cash from operations in the fiscal 2007 third quarter.  Tier has no short-term or long-term debt.

“We continue to execute on our strategy to focus the company on our electronic payment processing business (“EPP”), which we believe will create long-term sustainable value for our shareholders,” said Ronald L. Rossetti, Chairman and Chief Executive Officer of Tier.

“Revenue from electronic payment processing represented 58% of Tier’s overall revenue for the nine months ended June 30, 2007, and was up 26% year-to-date over prior year," Mr. Rossetti continued.  "As we discussed previously, we have begun to redeploy assets from our other business segments into this business unit."

Mr. Rossetti concluded that “we are happy with the completion with the first step in this direction. On June 29, 2007 we sold our equity investment in CPAS Systems, Inc., or CPAS, a Canadian-based supplier of pension administration software systems, back to CPAS for $4.8 million (USD).  We continue to make progress toward divesting our other non-core assets and look forward to updating you on our future progress.”

Segment Results

Electronic Payment Processing

Electronic Payment Processing (EPP) Segment revenues for the fiscal 2007 third quarter were $38.4 million, a 13% increase over the $33.9 million of EPP revenues reported in the fiscal 2006 third quarter.

Fiscal 2007 third quarter EPP revenue improvement was driven primarily by an increase in the number of transactions processed, partially offset by a decrease in the average dollar amount per transaction processed.

Government Business Process Outsourcing

Government Business Process Outsourcing (GBPO) Segment revenues were $11.1 million in the fiscal 2007 third quarter, down 12% as compared to $12.6 million in the fiscal 2006 third quarter.

Factors impacting fiscal 2007 third quarter GBPO revenues were a reduction of revenues due to completed contracts during the last 12 months and the introduction of lower-cost, state-mandated electronic payment processing alternatives at one of our payment processing centers.

Packaged Software and Systems Integration

Packaged Software and Systems Integration (PSSI) Segment revenues were $8.3 million in the fiscal 2007 third quarter, a decrease of 15% as compared to $9.8 million in the fiscal 2006 third quarter.

       Fiscal 2007 third quarter PSSI revenue decline was attributable primarily to the completion, or near completion, of several client contracts.

Conference Call

Tier will host a conference call today at 5:00 p.m. Eastern Time to discuss these results.  To access the conference call, please dial (888) 335-3240 and provide conference ID # 11954742.  The conference call will also be broadcast live via the Internet at www.tier.com.  A replay will be available at www.tier.com or by calling (800) 642-1687 and entering conference ID # 11954742 from approximately two hours after the end of the call until 11:59 p.m. Eastern Time on August 16, 2007.

About Tier

Tier Technologies, Inc. offers a diversified array of innovative business and financial transaction processing solutions.  Headquartered in Reston, Virginia, Tier’s clients include over 3,100 federal, state, and local governments, educational institutions, utilities and commercial clients in the U.S. and abroad.  Tier provides information technology solutions and, through its Official Payments Corp. subsidiary, delivers payment processing solutions for a wide range of markets.  For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Tier undertakes no obligation to update any such forward-looking statements.  Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including, but not limited to: the impact of governmental investigations; the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; the timing, initiation, completion, renewal, extension or early termination of client projects; the Company’s ability to realize revenues from its business development opportunities; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements.  For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007 filed with the SEC.

TIER TECHNOLOGIES, INC.
Consolidated Balance Sheets

(in thousands)	June 30, 2007	September 30, 2006
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$29,235	$18,486
Investments in marketable securities	39,500	36,950
Accounts receivable, net	2,525	3,857
Unbilled receivables	560	1,916
Prepaid expenses and other current assets	1,641	1,623
Current assets—held-for-sale	29,668	29,775
Total current assets	103,129	92,607
Property, equipment and software, net	3,734	3,781
Goodwill	29,531	37,567
Other intangible assets, net	14,262	16,395
Restricted investments	18,361	12,287
Investment in unconsolidated affiliate	—	3,978
Other assets	874	2,934
Total assets	$169,891	$169,549
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$634	$626
Income taxes payable	—	7,326
Accrued compensation liabilities	4,313	3,389
Accrued subcontractor expenses	364	457
Accrued discount fees	4,738	3,631
Other accrued liabilities and deferred income	5,051	6,523
Current liabilities—held-for-sale	14,272	12,054
Total current liabilities	29,372	34,006
Other liabilities	213	1,333
Total liabilities	29,585	35,339

Shareholders’ equity:
Preferred stock, no par value; authorized shares: 4,579; no shares issued and outstanding	—	—
Common stock and paid-in capital; shares authorized: 44,260; shares issued: 20,402 and 20,383; shares outstanding: 19,518 and 19,499	186,053	184,387
Treasury stock—at cost, 884 shares	(8,684)	(8,684)
Notes receivable from related parties	(106)	(4,275)
Accumulated other comprehensive loss	(5)	(33)
Accumulated deficit	(36,952)	(37,185)
Total shareholders’ equity	140,306	134,210
Total liabilities and shareholders’ equity	$169,891	$169,549

TIER TECHNOLOGIES, INC.
Consolidated Statements of Operations
(unaudited)

	Three months ended June 30,		Nine months ended June 30,
(in thousands, except per share data)	2007	2006	2007	2006
Revenues	$57,660	$56,269	$140,651	$133,625
Costs and expenses:
Direct costs	42,246	42,033	102,584	100,625
General and administrative	8,953	11,748	27,508	27,530
Selling and marketing	3,737	3,623	9,163	8,943
Depreciation and amortization	971	1,306	3,693	3,950
Impairment of assets held-for-sale	8,585	—	8,585	—
Total costs and expenses	64,492	58,710	151,533	141,048
Loss from continuing operations before other income and income taxes	(6,832)	(2,441)	(10,882)	(7,423)
Other income:
Income from investment:
Equity in net (loss) income in unconsolidated affiliate	(511)	35	475	556
Realized foreign currency gain	239	—	239	—
Gain on sale of unconsolidated affiliate	80	—	80	—
Interest income, net	820	859	2,304	2,133
Total other income	628	894	3,098	2,689
Loss from continuing operations before income taxes	(6,204)	(1,547)	(7,784)	(4,734)
Income tax (benefit) provision	(7)	40	60	45
Net loss from continuing operations	(6,197)	(1,587)	(7,844)	(4,779)
Income from discontinued operations, net	478	—	8,077	—
Net (loss) income	$(5,719)	$(1,587)	$233	$(4,779)

(Loss) earnings per share—Basic:
From continuing operations	$(0.32)	$(0.08)	$(0.40)	$(0.25)
From discontinued operations	$0.03	$—	$0.41	$—
(Loss) earnings per share—Basic	$(0.29)	$(0.08)	$0.01	$(0.25)
(Loss) earnings per share—Diluted:
From continuing operations	$(0.32)	$(0.08)	$(0.40)	$(0.25)
From discontinued operations	$0.03	$—	$0.41	$—
(Loss) earnings per share—Diluted	$(0.29)	$(0.08)	$0.01	$(0.25)

Weighted average common shares used in computing:
Basic earnings (loss) per share	19,511	19,499	19,505	19,494
Diluted earnings (loss) per share	19,511	19,499	19,630	19,494

TIER TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows
(unaudited)

	Nine months ended June 30,
(in thousands)	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$233	$(4,779)
Less: Income from discontinued operations, net	8,077	—
Loss from continuing operations, net	(7,844)	(4,779)
Non-cash items included in net income from continuing operations:
Depreciation and amortization	5,536	6,725
Loss on retirement of equipment and software	6	283
Provision for doubtful accounts	(26)	957
Equity in net income of unconsolidated affiliate	(475)	(556)
Gain on sale of unconsolidated affiliate	(80)	—
Foreign currency translation gain realized on sale of unconsolidated affiliate	(239)	—
Share-based compensation	1,451	1,123
Accrued forward loss on contracts	(79)	1,478
Settlement of pension contract	1,254	—
Impairment of held-for-sale assets	8,585	—
Net effect of changes in assets and liabilities:
Accounts receivable and unbilled receivables	4	4,819
Prepaid expenses and other assets	2,931	(2,345)
Accounts payable and accrued liabilities	2,658	1,996
Income taxes payable	311	(213)
Deferred income	148	(2,750)
Cash provided by operating activities from continuing operations	14,141	6,738
Cash provided by discontinued operations:
Income from discontinued operations, net	8,077	—
Non-cash items included in income from discontinued operations, net:
Reversal of income tax reserve	(7,599)	—
Liquidation of Australian operations	(478)	—
Cash provided by operating activities from discontinued operations	—	—
Cash provided by operating activities	14,141	6,738
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(6,108)	(45,950)
Sales and maturities of marketable securities	3,550	37,164
Purchase of restricted investments	(19,272)	(3,878)
Sales and maturities of restricted investments	13,398	3,367
Purchase of equipment and software	(3,888)	(3,688)
Repayment of notes and accrued interest from related parties	4,295	—
Proceeds from sale of unconsolidated affiliate	4,784	—
Other investing activities	(232)	—
Cash used in investing activities	(3,473)	(12,985)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	89	69
Capital lease obligations and other financing arrangements	3	(80)
Cash provided by (used in) financing activities	92	(11)
Effect of exchange rate changes on cash	(11)	36
Net increase (decrease) in cash and cash equivalents	10,749	(6,222)
Cash and cash equivalents at beginning of period	18,486	27,843
Cash and cash equivalents at end of period	$29,235	$21,621